UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2023

Patterson-UTI Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-39270	75-2504748
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800, Houston, Texas	77064
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281-765-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 13, 2023, Patterson-UTI Energy, Inc. (the “Company”) completed its offering (the “Offering”) of $400 million aggregate principal amount of the Company’s 7.15% Senior Notes due 2033 (the “Notes”). The Company intends to use the net proceeds from the Offering to repay outstanding borrowings under its revolving credit facility and for general corporate purposes.

The Notes were issued pursuant to the base indenture, dated as of November 15, 2019, between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the second supplemental indenture (the “Supplemental Indenture”), dated as of September 13, 2023, between the Company and the Trustee.

The Company will pay interest on the Notes on April 1 and October 1 of each year. The Notes will mature on October 1, 2033. The Notes bear interest at a rate of 7.15% per annum.

The Notes are senior unsecured obligations of the Company, which rank equally with all other existing and future senior unsecured debt of the Company and will rank senior in right of payment to all other future subordinated debt of the Company. The Notes will be effectively subordinated to any of the future secured debt of the Company to the extent of the value of the assets securing such debt. In addition, the Notes will be structurally subordinated to the liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes. None of the Company’s subsidiaries are currently required to be a guarantor under the Notes. If any of the Company’s subsidiaries guarantee the Notes in the future, such guarantees (the “Guarantees”) will rank equally in right of payment with all of the guarantors’ future unsecured senior debt and senior in right of payment to all of the guarantors’ future subordinated debt. The Guarantees will be effectively subordinated to any of the guarantors’ future secured debt to the extent of the value of the assets securing such debt.

The Company may redeem the Notes at its option, in whole or in part, at any time or from time to time prior to July 1, 2033 at a redemption price described in the Supplemental Indenture, plus accrued and unpaid interest, if any, on those Notes to the redemption date. Additionally, commencing on July 1, 2033, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date.

The above description of the Supplemental Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the terms of the Supplemental Indenture and the form of note. A copy of the Supplemental Indenture is filed as Exhibit 4.1 and a copy of the form of note is filed as Exhibit 4.2.

Item 1.02	Termination of a Material Definitive Agreement

As previously reported in its Current Report on Form 8-K dated August 29, 2023, the Company entered into a Term Loan Agreement (the “Term Loan Agreement”) on August 29, 2023 with Wells Fargo Bank, National Association, as administrative agent and lender (the “Agent”), and the other lenders party thereto. On September 13, 2023, following completion of the Offering, the Company delivered a notice of termination (the “Termination Notice”) to the Agent to terminate the facility under the Term Loan Agreement. As a result of the Company’s delivery of the Termination Notice, the Term Loan Agreement will be terminated effective as of September 20, 2023.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On September 11, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and Goldman Sachs & Co. LLC, as representatives of the underwriters listed therein, relating to the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 11, 2023, between Patterson-UTI Energy, Inc. and Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and Goldman Sachs & Co. LLC, as representatives of the underwriters listed therein.

4.1	Second Supplemental Indenture, dated September 13, 2023, between Patterson-UTI Energy, Inc. and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of Note (included in Exhibit 4.1 above).

5.1	Opinion of Gibson, Dunn & Crutcher LLP dated September 13, 2023.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

September 13, 2023	By:	/s/ Seth D. Wexler
	Name:	Seth D. Wexler
	Title:	Senior Vice President, General Counsel and Secretary